Hudson United Bancorp
                                                    1000 MacArthur Blvd.
                                                    Mahwah, NJ  07430
                                                    (NYSE:HU)


AT THE COMPANY:

Kenneth T. Neilson                                   Chris A. McFadden
Chairman, President & CEO                            Senior Vice President & CFO
(201) 236-2631                                       (201) 236-6144


FOR IMMEDIATE RELEASE
January 20, 2000


         Hudson United Bancorp Reports 27% Increase in Operating Earnings Per Share for the Fourth Quarter

         Mahwah, New Jersey, January 20, 2000 --Hudson United Bancorp (NYSE:HU) today reported fourth quarter operating earnings of $30.3 million or $0.57 per share on a diluted basis, compared with net income of $24.4 million or $0.45 per diluted share for the same period in 1998. The Company had a net loss of $17.6 million for the 1999 fourth quarter which resulted from charges taken related to the JeffBanks, Inc. and Southern Jersey Bancorp acquisitions. The charges consisted of a $33.0 million pre-tax special provision for loan losses to conform the reserve policies of the two institutions to that of the Company and $37.2 million pre-tax in merger related restructuring costs (collectively the "special charges"). Excluding the special charges, return on average assets was 1.24% and return on average equity was 21.86% for the 1999 fourth quarter.

         "Our operating earnings for the fourth quarter reflect a continuation of our strong financial performance," said Ken Neilson, Hudson United Bancorp's Chairman, President and CEO. "As we enter the new year, we are well positioned to continue to grow our businesses and improve our profitability."

         For the year ended December 31, 1999, operating earnings were $117.2 million and diluted earnings per share was $2.20. Net income for the full year 1999, including the special charges, was $69.3 million, or $1.30 per diluted share. Operating earnings for the full year 1998 were $90.4 million and diluted earnings per share was $1.64. Net income for the year ended December 31, 1998 amounted to $26.8 million, or $0.49 per diluted share. The 1998 period included a loss on assets held for sale of $23.3 million pre-tax and merger related restructuring costs of $69.7 million pre-tax (collectively the "special charges"). For the full year 1999, excluding special charges, return on average assets was 1.27% and return on average equity was 20.20%. These results do not reflect the benefit of cost saves related to the two acquisitions which will be fully realized with the computer conversions in the first quarter of 2000.

         During the fourth quarter of 1999, the Company completed its acquisition of assets and liabilities of Advest Bank and Trust and consummated a strategic partnership with Advest, Inc. In addition, the acquisitions of Lyon Credit Corporation, JeffBanks, Inc., and Southern Jersey Bancorp were completed. The Jeffbanks and Southern Jersey acquisitions were accounted for using the pooling method of accounting and therefore results for the 1999 and 1998 prior periods have been restated.

         Net interest income for the fourth quarter of 1999 was $87.4 million compared to $81.3 million for the fourth quarter of 1998. The net interest margin was 3.92% and 4.01% for the fourth quarter of 1999 and 1998, respectively. For the year ended December 31, 1999, net interest income was $343.1 million and the net interest margin was 4.04%. For the same period in 1998, net interest income was $328.9 million and the net interest margin was 4.10%. The higher net interest income in the 1999 periods compared to 1998 was primarily due to an increased level of interest-earning assets.

         Total noninterest income was $25.1 million and $89.9 million for the fourth quarter and full year of 1999, respectively. This compares to $18.6 million and $70.9 million reported for the same periods in 1998. Noninterest income as a percent of total net revenue was 22% for the fourth quarter of 1999, up from 19% in the fourth quarter of 1998. The major factors behind the growth in the quarterly and annual periods was higher income from Shoppers Charge and mortgage divisions and increased sales of alternative investment products.

         Noninterest expenses, excluding special charges, for the fourth quarter of 1999 were $61.2 million compared to $57.3 million in the fourth quarter of 1998. The increase in expenses was more than offset by higher revenue as the fourth quarter 1999 efficiency ratio of 50.7% compared favorably to the 51.7% efficiency ratio in the same period last year. The efficiency ratio is expected to improve as a result of the cost savings anticipated to be achieved in the first quarter of 2000. Noninterest expenses, excluding special charges, for the full year of 1999 were $239.3 million compared to $232.4 million for the same 1998 period. The efficiency ratio for full year 1999 was 51.1% compared to 53.7% for 1998. The increases in noninterest expenses for both periods reflect the higher cost of supporting our expanding business lines. Including special charges, noninterest expenses for the fourth quarter and full year 1999 were $98.4 and $276.4 million, respectively. For the full year 1998, including special charges, noninterest expenses amounted to $301.5 million.

         At December 31, 1999, non-performing assets totaled $53.1 million (0.55% of total assets) compared to $60.0 million at December 31, 1998. The allowance for possible loan losses totaled $98.7 million at year-end 1999 and represented 201% of non-performing loans and 1.74% of total loans. At December 31, 1998, the allowance for possible loan losses totaled $76.0 million and was 147% of non-performing loans and 1.56% of total loans. The provision for possible loan losses was $37.9 million and $52.2 million for the fourth quarter and full year 1999, respectively. Both periods reflect the $33.0 million special provision for loan losses mentioned earlier. For the 1998 fourth quarter and full year, the provision for loan losses was $11.2 million and $35.6 million, respectively.

         Hudson United Bancorp's total assets at December 31, 1999 were $9.7 billion compared to $8.9 billion at year-end 1998. At 1999 year-end, total loans were $5.7 billion and total deposits were $6.5 billion. At year-end 1998, total loans amounted to $4.9 billion and total deposits amounted to $6.8 billion. Total stockholders' equity was $519 million and book value per common share was $10.00 at December 31, 1999. All regulatory capital ratios exceed those necessary to be considered a well-capitalized institution.

         Hudson United Bancorp is the multi-state bank holding company for Hudson United Bank which has over 200 offices in New Jersey, New York, Connecticut and Pennsylvania.

     In September, Hudson United Bancorp and Dime Bancorp, Inc. announced the signing of a definitive agreement to merge. The agreement provides for the combined company to be known as Dime United Bancorp, Inc., a bank holding company. The principal subsidiary is to be a commercial bank, named DimeBank. Each share of Hudson United Bancorp will be converted into one share of Dime United Bancorp, Inc. Subject to certain conditions, including shareholder and regulatory approvals, the transaction is expected to close in the first quarter of 2000.

         This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believes", "expects", and similar words or variations. Such statements are not historical facts and involve certain risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that may cause a difference include, but are not limited to, changes in interest rates, economic conditions, deposit and loan growth, loan loss provisions, customer retention, failure to realize expected cost savings or revenue enhancements from acquisitions, or failure of the company's Year 2000 compliance program to effectively address Year 2000 computer problems. Hudson United Bancorp assumes no obligation for updating any such forward-looking statements at any time.

                              Hudson United Bancorp
                              Financial Highlights
                      (In thousands, except per share data)



                                                   Three Months Ended
                                                      December 31,
INCOME STATEMENT                                   1999      1999(1)     1998
-----------------                                  ----      -------     ----
Net Interest Income .........................   $ 87,409    $ 87,409    $ 81,281

Provision for Possible Loan Losses ..........      4,910       4,910      11,190

Special Provision for Loan Losses ...........     33,000        --          --

Noninterest Income ..........................     25,134      25,134      18,632

Security Gains (Losses) .....................        (98)        (98)        718

Noninterest Expense .........................     61,208      61,208      57,346

Merger Related and Restructuring Costs ......     37,193        --          --


Pretax Income (Loss) ........................    (23,866)     46,327      32,095
Tax Expense (Benefit) .......................     (6,315)     16,024       7,687
                                                --------    --------    --------

Net Income (Loss) ...........................   $(17,551)   $ 30,303    $ 24,408
                                                ========    ========    ========



Basic Earnings (Loss) Per Share .....           $      (.34) $      .58 $       .46
Diluted Earnings (Loss) Per Share ...                  (.34)        .57         .45

Return on Average Assets ............                 (0.72)%      1.24%       1.10%
Return on Average Equity ............                (12.66)%     21.86%      15.75%

Weighted Average Shares - Basic (2) .             52,240      52,240      53,122
Weighted Average Shares - Diluted (2)             52,240      52,903      54,605




(1)Excludes   special   provision  for  loan  losses  and  merger   related  and
restructuring costs.

(2) Weighted Average Shares Outstanding have been retroactively adjusted for the effects of acquisitions accounted for as poolings of interest, stock dividends and stock splits.


                              Hudson United Bancorp
                              Financial Highlights
                      (In thousands, except per share data)



                                                       Year Ended  December 31,
INCOME STATEMENT                                           1999           1998
                                                           ----           ----
(INCLUDING SPECIAL CHARGES)(1)
Net Interest Income ..............................       $343,066       $328,850

Provision for Possible Loan Losses ...............         19,200         35,607

Special Provision for Loan Losses ................         33,000           --

Noninterest Income ...............................         89,862         70,852

Security Gains ...................................          3,998          5,137

Loss on Assets Held for Sale .....................           --           23,303

Noninterest Expense ..............................        239,256        232,445

Merger Related and Restructuring Costs ...........         37,193         69,749


Pretax Income ....................................        108,277         43,735
Tax Expense ......................................         38,939         16,984
                                                         --------       --------

Net Income .......................................       $ 69,338       $ 26,751
                                                         ========       ========



Basic Earnings Per Share .....................           $      1.33    $       .50
Diluted Earnings Per Share ...................                  1.30            .49

Return on Average Assets .....................                  0.75%          0.31%
Return on Average Equity .....................                 11.95%          4.14%

Weighted Average Shares - Basic (2) ..........             52,241         53,380
Weighted Average Shares - Diluted (2) ........             53,242         55,153




(1)Includes   special   provision  for  loan  losses  and  merger   related  and
restructuring costs in 1999. Includes loss on assets held for sale and merger related and restructuring costs in 1998.

(2) Weighted Average Shares Outstanding have been retroactively adjusted for the effects of acquisitions accounted for as poolings of interest, stock dividends and stock splits.


                              Hudson United Bancorp
                              Financial Highlights
                      (In thousands, except per share data)



                                                      Year Ended  December 31,
INCOME STATEMENT                                        1999           1998
                                                        ----           ----
(EXCLUDING SPECIAL CHARGES)(1)
Net Interest Income ............................       $343,066        $328,850

Provision for Possible Loan Losses .............         19,200          35,607

Noninterest Income .............................         89,862          70,852

Security Gains .................................          3,998           5,137

Noninterest Expense ............................        239,256         232,445


Pretax Income ..................................        178,470         136,787
Tax Expense ....................................         61,278          46,402
                                                       --------        --------

Net Income .....................................       $117,192        $ 90,385
                                                       ========        ========


Basic Earnings Per Share .......................       $      2.24     $       1.69
Diluted Earnings Per Share .....................              2.20             1.64

Return on Average Assets .......................              1.27%            1.04%
Return on Average Equity .......................             20.20%           13.97%

Weighted Average Shares - Basic (2) ............         52,241          53,380
Weighted Average Shares - Diluted (2) ..........         53,242          55,153




(1)Excludes   special   provision  for  loan  losses  and  merger   related  and
restructuring costs in 1999. Excludes loss on assets held for sale and merger related and restructuring costs in 1998.

(2) Weighted Average Shares Outstanding have been retroactively adjusted for the effects of acquisitions accounted for as poolings of interest, stock dividends and stock splits.


                              Hudson United Bancorp
                              Financial Highlights
                                 (In thousands)



                                                            12/31/99       12/31/98
SELECTED BALANCE SHEET DATA AT PERIOD-END

Loans ...................................................   $5,679,581   $4,885,643
Allowance for Loan Losses ...............................       98,749       76,043
Loans, net of the Allowance for Loan Losses .............    5,580,832    4,809,600
Investment Securities ...................................    3,366,526    3,295,956
Interest-Earning Assets .................................    9,046,107    8,266,996
Total Assets ............................................    9,686,286    8,897,775
Deposits ................................................    6,455,345    6,773,236
Borrowings ..............................................    2,383,666      970,410
Long Term Debt ..........................................      257,300      257,300
Stockholders' Equity ....................................      519,166      619,925




SELECTED AVERAGE BALANCE SHEET DATA FOR THE QUARTER ENDED

Loans ...................................................   $5,500,403   $4,885,831
Interest-Earning Assets .................................    9,001,259    8,216,557
Deposits ................................................    6,510,626    6,846,225
Total Assets ............................................    9,667,629    8,818,887
Common Equity ...........................................      550,006      614,841


SELECTED AVERAGE BALANCE SHEET DATA FOR YEAR ENDED

Loans ...................................................   $5,136,467   $4,923,410
Interest-Earning Assets .................................    8,644,418    8,147,072
Deposits ................................................    6,596,220    6,879,120
Total Assets ............................................    9,248,141    8,721,572
Common Equity ...........................................      580,238      646,789
